EXHIBIT 10AW
AMENDMENT NO. 2
TO
BRUSH ENGINEERED MATERIALS INC.
KEY EMPLOYEE SHARE OPTION PLAN
     Brush Engineered Materials Inc., an Ohio corporation, hereby adopts this Amendment No. 2 to the Brush Engineered Materials Inc. Key Employee Share Option Plan (the “Plan”), pursuant to the transition rules set forth in IRS Notice 2005-I with respect to Section 409A of the Internal Revenue Code of 1986, as amended.
I.
     All elective deferrals of compensation and non-elective deferrals relating to foregone matching contributions made under the Plan in connection with the grant of options on September 30, 2004 and on December 31, 2004, and all Options granted under the Plan with respect to those deferrals are cancelled effective as of June 10, 2005. Each Participant who made any such a deferral or had such a deferral made on his behalf shall receive payment of the amount of such deferrals upon the cancellation, less application withholding taxes, and any such Participant shall have no further rights under the Options granted with respect to such deferrals. Notwithstanding the foregoing, a Participant who exercised any such Option shall not receive payment of the amount of his deferral with respect to the cancellation of the exercised Option.
II.
     No option shall be issued under the Plan after December 31, 2004.
     Executed at Cleveland, Ohio this 10th day of June, 2005.

/s/ Michael C. Hasychak
Michael C. Hasychak
Vice President, Secretary and Treasurer